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Exhibit 99.1

divine Signs letter of Intent to Sell the Worldwide Operations of Its RoweCom Subsidiary to EBSCO

Deal Ensures Uninterrupted Service to Customers

CHICAGO—Jan. 27, 2003—divine, inc. (Nasdaq: DVIN), a leading provider of solutions for the extended enterprise, announced today that RoweCom, Inc., a wholly owned subsidiary of divine, has signed a letter of intent with EBSCO Industries, Inc., the global leader for the delivery of integrated information systems and services, for the sale of RoweCom's business to EBSCO. This agreement supercedes the original letter of intent announced on December 20, 2002, and includes RoweCom's worldwide operations. RoweCom, which was acquired by divine in November 2001, provides high-quality service and e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals and e-journals, books and other sources of comprehensive knowledge resources.

The proposed transaction, which is contingent upon regulatory approval in France and customary closing conditions, has been endorsed by the steering committee of the ad hoc committee of publishers and RoweCom customers. In connection with this agreement, certain publishers represented on the ad hoc committee have agreed to fulfill subscriptions orders to RoweCom customers who prepaid for subscription orders.

"We believe that the sale of RoweCom to EBSCO is the optimal solution for its customers and the various publishers that provide content to customers," said divine Chairman and Chief Executive Officer Andrew "Flip" Filipowski. "We are grateful to our customers and the publishers who continue to work with us to achieve a resolution that we believe is in everyone's best interests and appreciate the patience of customers and publishers as the negotiation process has moved forward."

To facilitate the sale of RoweCom's assets and operations to EBSCO, and to ensure that RoweCom's operations continue without interruption until the transaction is finalized, RoweCom expects to file a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

"We are enthusiastic about the acquisition of RoweCom, which substantially strengthens EBSCO's commitment to our subscription business in Europe and complements our existing operations in North America. In particular, RoweCom has a long and proud history of service to the French marketplace as well as to the rest of Europe," F. Dixon Brooke, Jr., vice president and division general manager of EBSCO Subscription Services. "Our primary mission now is to team with the RoweCom staff to diligently work with customers and publishers to ensure customers continue to receive the service they have enjoyed in the past."

In December, divine announced that RoweCom would most likely be unable to obtain the necessary financing that it expected to receive in order to pay publishers the subscription fees for customer orders for 2003 periodicals, as the company has done in the past. Once it became clear that RoweCom might not be able to meet obligations owed to publishers, it stopped taking orders from customers and stopped accepting pre-payments for 2003 subscription fees. divine also hired independent financial advisors to help manage RoweCom and seek alternative financing options, including potential buyers of RoweCom's business.

About divine, inc.

divine, inc., (Nasdaq: DVIN) is focused on extended enterprise solutions. Through professional services, software services and managed services, divine extends business systems beyond the edge of the enterprise throughout the entire value chain, including suppliers, partners and customers. divine offers single-point accountability for end-to-end solutions that enhance profitability through increased revenue, productivity and customer loyalty. The company provides expertise in collaboration, interaction and knowledge solutions that enlighten, empower and extend enterprise systems.

Founded in 1999, divine focuses on Global 5000 and high-growth middle market firms, government agencies and educational institutions and currently serves over 20,000 customers. For more information, visit the company's Web site at www.divine.com.

About EBSCO Industries, Inc.

EBSCO Industries, Inc. is a global corporation with sales, service and manufacturing subsidiaries at work in 19 countries around the world. EBSCO's business interests include information management services, journal and periodical subscription services, real estate development, commercial printing and more. EBSCO, an acronym for Elton B. Stephens Company, is based in Birmingham, Alabama and employees 4,000 people around the world. Additional information on EBSCO Industries is available from www.ebscoind.com.

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  Exhibit 99.1